Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Fiscal 2009 Fourth Quarter and Full-Year Results

  Achieved fiscal 2009 full year cost savings of $25 million in North America.
  Comparable store sales from European operations increased 4.5% in the fourth quarter, full year revenue from European operations increased 9.0%, excluding the impact of foreign exchange.
  Consolidated cash balance at year-end stood at $60 million with no borrowing under revolving credit facility.

ST. LOUIS--(BUSINESS WIRE)--February 18, 2010--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer, today reported results for the 2009 fourth quarter and full year. Fiscal 2009 represented a 52-week period and compares to a 53-week period in fiscal 2008 with the additional week occurring in the fourth quarter of 2008. The Company also provided its initial outlook for fiscal 2010, including the expansion of its experiential product assortment.

“We made solid progress in 2009 including improved North American comparable store sales trends each quarter of the year, a strong performance in Europe, a $25 million reduction in expenses and positive cash flow,” stated Build-A-Bear Workshop Chairman and Chief Executive Bear Maxine Clark. “As a result of our actions, we begin 2010 in a strong financial position, with a strengthened platform from which to execute our plans.

The number one objective in 2010 is to increase shareholder value by driving revenues and profits,” Ms Clark continued. “We will achieve these results through product innovation, focused marketing and disciplined store operations. As we begin 2010, we are pleased with the response to our new product launches, which have driven further improvement in our comparable store sales trend. As part of our commitment to innovation, this year we will introduce additional toy products that represent imaginative play. The first introduction of the highly popular Zhu ZhuTM pets, a line of artificially intelligent plush hamsters, is currently in 50 stores with strong results and will roll out to all of our North American locations by March 2010.

Ms. Clark further stated, “At the same time, we continue to aggressively focus on cost reduction programs over and above the $25 million achieved in fiscal 2009. We believe our strategies will lead to increased sales productivity and profitability with our actions already showing progress. Together with our Board of Directors, we will continue to closely monitor the results of our initiatives and our business cash needs and evaluate additional ways to deploy cash and increase shareholder value on an ongoing basis.”

Fiscal 2009 fourth-quarter (13 weeks ended January 2, 2010):

  Net retail sales were $121.2 million, a decrease of $18.7 million or 13.3% compared to last year’s fourth quarter. Net retail sales in fiscal 2008 benefited from a 53rd week. Fiscal 2009 fourth-quarter consolidated comparable store sales declined 9.9%, including a 4.5% increase in Europe and a 13.3% decrease in North America (fourth quarter comparable store sales are compared to the 13 week period ended January 3, 2009). Excluding the impact of foreign exchange, net retail sales declined 15.4%.
  Net retail sales from European operations totaled $26.7 million in the 2009 fourth quarter, compared to $24.9 million in the 2008 fourth quarter, an increase of 7.2%. Excluding the impact of foreign exchange, European operations net retail sales increased 1.4% with a 4.5% increase in comparable store sales (fourth quarter comparable store sales are compared to the 13 week period ended January 3, 2009).
  Total revenues were $122.9 million compared to $142.1 million in the fiscal 2008 fourth quarter (14 weeks ended January 3, 2009), a 13.5% decrease.
  Net loss was $0.9 million, or $0.05 per diluted share, compared to the fiscal 2008 fourth quarter net income of $5.0 million or $0.27 per diluted share.
  Net loss for the fourth quarter of fiscal 2009 included the following non cash charges: (i) $3.9 million or $0.20 per diluted share charge related to store asset impairment; and (ii) $2.7 million or $0.14 per diluted share related to losses associated with the Company’s investment in Ridemakerz, LLC. With these charges the Company has written off its entire investment in Ridemakerz, LLC.
  Net income for the fourth quarter of fiscal 2008 included the following costs and benefits: (i) $1.5 million, or $0.08 per diluted share charge related to store asset impairment; (ii) $1.6 million, or $0.09 per diluted share benefit for the adjustment to the loyalty program redemption rate; and (iii) $0.2 million, or $0.01 per diluted share charge for severance costs related to central office staff reductions.

Fiscal 2009 full-year (52 weeks ended January 2, 2010):

  Total net retail sales for fiscal 2009 were $388.6 million, a decrease of $72.4 million compared to $461.0 million in fiscal 2008 (53 weeks ended January 3, 2009). Net retail sales benefited from the 53rd week in fiscal 2008. Fiscal 2009 full-year consolidated comparable store sales declined 13.4%, including a 5.0% increase in Europe and a 16.7% decrease in North America (full year comparable store sales are compared to the 52 week period ended January 3, 2009). Excluding the impact of foreign exchange, net retail sales declined 15.3%.
  Net retail sales from European operations totaled $72.5 million in fiscal 2009, compared to $75.5 million in fiscal 2008, a decrease of $3.0 million or 4.0%. Excluding the impact of foreign exchange, European operations net retail sales increased 9.0%. Pre-tax results from European operations were breakeven in fiscal 2009, compared to pre-tax income of $1.3 million in fiscal 2008. Fiscal 2009 results include $5.1 million of intercompany and store asset impairment charges, compared with $3.0 million in 2008. Excluding these items, fiscal 2009 pre-tax income totaled $5.1 million, compared with $4.3 million in 2008.
  Total revenues were $394.4 million compared to $467.9 million in the fiscal 2008 full year (53 weeks ended January 3, 2009), a 15.7% decrease.
  Net loss was $12.5 million, or $0.66 per diluted share, compared to fiscal 2008 net income of $4.6 million, or $0.24 per diluted share.
  Net loss for the fiscal 2009 year included the following costs: (i) a $4.1 million or $0.22 per diluted share non-cash charge related to store asset impairment; (ii) $5.9 million, or $0.31 per diluted share non cash charge associated with the Company’s investment in Ridemakerz, LLC; and (iii) $0.6 million, or $0.03 per diluted share charge related to the Friends 2B Made concept closure.
  Net income for the fiscal 2008 year included the following costs and benefits: (i) $1.8 million, or $0.09 per diluted share charge for the Friends 2B Made concept closure; (ii) $1.5 million or $0.08 per diluted share charge related to store asset impairment; (iii) $1.1 million, or $0.06 per diluted share benefit for the adjustment to the loyalty program redemption rate; (iv) $0.2 million, or $0.01 per diluted share charge for severance costs related to central office staff reductions; and (v) $0.5 million, or $0.02 per diluted share associated with a review of strategic alternatives.

At year end the Company operated 345 company-owned stores – 291 in North America and 54 in Europe. During fiscal 2009, the Company opened 1 new store in North America, compared with 20 new stores during 2008. In Europe, the Company did not open any new stores compared with five new stores during 2008.

Balance Sheet

The Company ended the year with a strong balance sheet and no borrowings under its revolving credit facility. As of January 2, 2010, cash and cash equivalents totaled $60.4 million, half of which was domiciled outside the U.S. Also, year-end fiscal 2009 inventory was $44.4 million, representing an 11.3% decline on a per square foot basis, as compared to year-end fiscal 2008.

2010 Objectives

To increase shareholder value in fiscal 2010, the Company expects to:

  Increase store and online traffic by improving product offerings across all platforms;
  Increase store and online conversion rates and grow transactions through an improved shopping experience, in-store marketing and visual presentation;
  Add revenue from experiential product ranges, including the introduction of Zhu Zhu pets to all U.S. locations by March 2010 and all Company-owned stores world-wide by Summer 2010;
  Increase membership and engagement in buildabearville.com to further engage Guests with the brand and influence additional purchases;
  Continue to focus on making additional strategic cost reductions; and
  Open one new-format store and relocate one store in North America and open two new stores in Europe.

The company expects capital expenditures of approximately $12 million in 2010, compared to capital spending of $8 million in 2009 and depreciation and amortization of approximately $28 million consistent with 2009. International franchisees are expected to open three stores, net of closures, including the Company’s first store in Mexico.

The Company also noted that as previously indicated Joan Ryan has announced her intention to retire from the Build-A-Bear Workshop Board of Directors in fiscal 2010. The Company’s Board has initiated a search for her replacement.

Today’s Conference Call Webcast

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. EST today. The audio broadcast may be accessed at our investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately noon EST today until midnight EST on March 4, 2010. The telephone replay is available by calling (617) 801-6888. The access code is 99354886.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. The company currently operates more than 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom, Ireland and France, and franchise stores in Europe, Asia, Australia, Africa and the Middle East. Founded in St. Louis in 1997, Build-A-Bear Workshop is the leader in interactive retail. Brands include make-your-own Major League Baseball® mascot in-stadium locations, and Build-A-Dino® stores. Build-A-Bear Workshop extends its in-store interactive experience online with its award winning virtual world Web site at www.buildabearville.com. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $394.4 million in fiscal 2009. For more information, call 888.560.BEAR (2327) or visit the company’s award-winning Web site at www.buildabear.com.

Forward-Looking Statements

This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent Build-A-Bear Workshop expectations or beliefs with respect to future events. Our actual results may differ materially from the results discussed in the forward-looking statements. These risks and uncertainties include, without limitation, those detailed under the caption “Risk Factors” in our annual report on Form 10-K for the fiscal year ended January 3, 2009, and quarterly reports on Form 10-Q for the fiscal quarters ended April 4, 2009 and July 4, 2009, as filed with the SEC, and the following: general economic conditions may continue to deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending; customer traffic may continue to decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic; we may be unable to generate comparable store sales growth; we may be unable to open new stores or may be unable to effectively manage our growth; we may be unable to effectively manage our international franchises or laws relating to those franchises may change; we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases; our consolidated financial results may be significantly affected by changes in foreign currency exchange rates; the ability of our principal vendors to deliver merchandise may be disrupted; the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade; high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability; we may be unable to repurchase shares at all or at the times or in the amounts we currently anticipate or the results of the share repurchase program may not be as beneficial as we currently anticipate; fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; losses incurred by our affiliate Ridemakerz LLC may adversely affect our financial condition and profitability; we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise; we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations; our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers; we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; we may be unable to realize the anticipated benefits from our company-owned distribution center or our third-party distribution center providers may perform poorly; we may be unable to realize some of the expected benefits of the acquisition of Amsbra and Bear Factory, and the inclusion of France as a company-owned country; our market share could be adversely affected by a significant, or increased, number of competitors; we may fail to renew, register or otherwise protect our trademarks or other intellectual property; and we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights. These risks, uncertainties and other factors may adversely affect our business, growth, financial condition or profitability, or subject us to potential liability, and cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		14 Weeks
	Ended		Ended
	January 2,	% of Total	January 3,	% of Total
	2010	Revenues (1)	2009	Revenues (1)
Revenues:
Net retail sales	$121,198	98.6	$139,855	98.4
Franchise fees	1,200	1.0	1,102	0.8
Licensing revenue	492	0.4	1,156	0.8
Total revenues	122,890	100.0	142,113	100.0
Costs and expenses:
Cost of merchandise sold	73,317	60.5	78,823	56.4
Selling, general and administrative	48,009	39.1	55,116	38.8
Store preopening	—	—	364	0.3
Store closing	—	—	36	0.0
Losses from investment in affiliate	4,490	3.7	—	—
Interest expense (income), net	(51)	(0.0)	(25)	(0.0)
Total costs and expenses	125,765	102.3	134,314	94.5
Income (loss) before income taxes	(2,875)	(2.3)	7,799	5.5
Income tax expense (benefit)	(1,959)	(1.6)	2,822	2.0
Net income (loss)	$(916)	(0.7)	$4,977	3.5

Earnings (loss) per common share:
Basic	$(0.05)		$0.27
Diluted	$(0.05)		$0.27
Shares used in computing common per share amounts:
Basic	18,965,447		18,737,516
Diluted	18,965,447		18,773,221
(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	52 Weeks		53 Weeks
	Ended		Ended
	January 2,	% of Total	January 3,	% of Total
	2010	Revenue (1)	2009	Revenue (1)
Revenues:
Net retail sales	$388,552	98.5	$460,963	98.5
Franchise fees	3,353	0.9	4,157	0.9
Licensing revenue	2,470	0.6	2,741	0.6
Total revenues	394,375	100.0	467,861	100.0
Costs and expenses:
Cost of merchandise sold	245,980	63.3	270,463	58.7
Selling, general and administrative	161,692	41.0	185,608	39.7
Store preopening	90	0.0	2,410	0.5
Store closing	981	0.2	2,952	0.6
Losses from investment in affiliate	9,615	2.4	—	—
Interest expense (income), net	(143)	(0.0)	(799)	(0.2)
Total costs and expenses	418,215	106.0	460,634	98.5
Income (loss) before income taxes	(23,840)	(6.0)	7,227	1.5
Income tax expense (benefit)	(11,367)	(2.9)	2,663	0.6
Net income (loss)	$(12,473)	(3.2)	$4,564	1.0

Earnings (loss) per common share:
Basic	$(0.66)		$0.24
Diluted	$(0.66)		$0.24
Shares used in computing common per share amounts:
Basic	18,874,352		19,153,123
Diluted	18,874,352		19,224,273
(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	January 2,	January 3,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$60,399	$47,000
Inventories	44,384	50,586
Receivables	5,337	8,288
Prepaid expenses and other current assets	19,850	16,151
Deferred tax assets	5,303	3,839
Total current assets	135,273	125,864

Property and equipment, net	101,044	123,193
Goodwill	33,780	30,480
Other intangible assets, net	3,601	3,903
Investment in affiliate	-	7,721
Other assets, net	11,766	8,991
Total Assets	$285,464	$300,152

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$32,819	$37,547
Accrued expenses	11,185	12,593
Gift cards and customer deposits	29,301	29,210
Deferred revenue	8,582	7,634
Total current liabilities	81,887	86,984

Deferred franchise revenue	2,027	2,033
Deferred rent	34,760	41,714
Other liabilities	2,007	1,696

Stockholders' equity:
Common stock, par value $0.01 per share	205	195
Additional paid-in capital	80,122	76,852
Accumulated other comprehensive loss	(6,336)	(12,585)
Retained earnings	90,792	103,263
Total stockholders' equity	164,783	167,725
Total Liabilities and Stockholders' Equity	$285,464	$300,152

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

	13 Weeks	14 Weeks	52 Weeks	53 Weeks
	Ended	Ended	Ended	Ended
	January 2,	January 3,	January 2,	January 3,
	2010	2009	2010	2009

Other financial data:
Gross margin ($) (1)	$47,881	$61,032	$142,572	$190,500
Gross margin (%) (1)	39.5%	43.6%	36.7%	41.3%
Capital expenditures, net (2)	$1,497	$4,220	$8,148	$23,215
Depreciation and amortization	$7,373	$7,085	$28,487	$28,883
Sales over the Internet	$4,985	$4,401	$10,950	$11,115

Store data (3):
Number of company-owned stores at end of period
North America			291	292
Europe			54	54
Total stores			345	346

Number of franchised stores at end of period			65	62

Company-owned store square footage at end of period
North America			846,373	856,504
Europe (4)			77,520	77,520
Total square footage			923,893	934,024

Net retail sales per gross square foot - North America (5)
Store Age > 5 years (164 stores in 2009, 145 stores in 2008)			$372	$448
Store Age 3-5 years (62 stores in 2009, 54 stores in 2008)			$341	$455
Store Age <3 years (59 stores in 2009, 73 stores in 2008)			$333	$432
Stores open for the entire period			$358	$445

Comparable store sales change - North America (%) (6)
Store Age > 5 years (164 stores in 2009, 145 stores in 2008)			(15.1)%	(16.0)%
Store Age 3-5 years (62 stores in 2009, 54 stores in 2008)			(17.7)%	(16.0)%
Store Age <3 years (59 stores in 2009, 73 stores in 2008)			(22.2)%	(20.2)%
Total comparable store sales change	(13.3)%	(19.0)%	(16.7)%	(16.8)%

Comparable store sales change - Europe (%) (6)	4.5%	6.7%	5.0%	7.7%

Comparable store sales change - Consolidated (%) (6)	(9.9)%	(15.7)%	(13.4)%	(14.0)%
(1)	Gross margin represents net retail sales less cost of merchandise sold. Gross margin percentage represents gross margin divided by net retail sales.
(2)	Capital expenditures, net represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes our webstore and seasonal and event-based locations. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom, Ireland and France.
(4)	Square footage for stores located in Europe is estimated selling square footage.
(5)	Net retail sales per gross square foot represents net retail sales from stores open throughout the entire period divided by the total gross square footage of such stores. Calculated on an annual basis only.
(6)	Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.

CONTACT:
Build-A-Bear Workshop
Investors:
Tina Klocke, 314-423-8000 x5210
or
Media:
Jill Saunders, 314-423-8000 x5293